Exhibit 99.1

Contact:
Terry Badger
Director of Communications
210.308.1221
tbadger@usfunds.com
For Immediate Release

U.S. Global Investors reports 4Q09 and FY09 results
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SAN ANTONIO—September 10, 2009—U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisory firm specializing in natural resources and emerging markets, today reported results for the quarter and fiscal year ended June 30, 2009.
The company has scheduled a webcast for 10 a.m. Central time on Friday, September 11, 2009, to discuss the company’s key financial results for the quarter. Frank Holmes, chief executive officer and chief investment officer, will be accompanied on the webcast by Susan McGee, president and general counsel, and Catherine Rademacher, chief financial officer.
In the fourth quarter of fiscal 2009, U.S. Global recorded net income of $1.0 million, or 6 cents per diluted share, on revenue of $6.5 million. This compares to net income of $0.3 million, or 2 cents per diluted share, on revenue of $5.0 million in the quarter ended March 31, 2009, and net income of $3.8 million, or 25 cents per diluted share, on revenue of $17.0 million in the quarter ended June 30, 2008.
“Our fiscal year 2009 can be divided into two parts — nine months of global liquidation due to the banking crisis that accelerated a worldwide recession, followed by three months of healthy rebound in emerging markets and natural resources,” says Mr. Holmes. “Most important is the sequential quarterly rebound in assets that had a positive impact on our earnings from operations and corporate investments. In our final quarter of the fiscal year, revenue was up 30 percent from the third quarter and our net income nearly tripled.
“After such a massive global liquidation and its accompanying damage, it will take time to see asset levels return to where they were a year ago,” Mr. Holmes continues. “That said, emerging markets and natural resources should reflect stronger growth compared to other sectors due to government policies in emerging economies and their higher GDP growth rates. Most consumers in emerging economies are not saddled with the same debt burdens that are proving so difficult for people in developed nations — emerging markets still largely operate on a cash-to-play basis rather than a credit-to play basis.

FY09 earnings, Page 2
September 10, 2009
“U.S. Global has survived one of the greatest credit crises of the past century in better shape than many other financial companies,” Mr. Holmes says. “Our balance sheets remain healthy with cash and investments, and we have no corporate debt. In addition, much of our compensation is aligned with asset levels and performance, so our cost structure is elastic.”
For fiscal year 2009, U.S. Global reported a net loss of $2.2 million, or 15 cents per share, on revenue of $23.1 million. This compares to net income of $10.8 million, or 71 cents per diluted share, on revenue of $56.0 million in fiscal year 2008.
The net loss in the fiscal year included one-time expenses of $3.5 million related to a fund shareholder election to, among other things, merge the company’s two investment trusts, update the fee structure of several funds, add performance fees to the equity funds, and expand a fund distribution plan.
Selected financial data (unaudited) for the three months ended

	6-30-09	3-31-09	6-30-08
Revenue	$6,473,973	$4,992,797	$16,958,909
Net income	$962,923	$327,809	$3,840,713
Earnings per share (basic)	$0.06	$0.02	$0.25
Earnings per share (diluted)	$0.06	$0.02	$0.25
Avg. common shares outstanding (basic)	15,290,065	15,275,056	15,252,674
Avg. common shares outstanding (diluted)	15,311,361	15,295,296	15,280,062
Avg. assets under management	$2.15 billion	$1.90 billion	$5.60 billion
Selected financial data (unaudited) for fiscal year

	2009	2008
Revenue	$23,140,269	$56,039,247
Net income (loss)	$(2,237,579)	$10,836,810
Earnings (loss) per share (basic)	$(0.15)	$0.71
Earnings per share (diluted)	$(0.15)	$0.71
Avg. common shares outstanding (basic)	15,275,962	15,246,710
Avg. common shares outstanding (diluted)	15,297,561	15,275,441
Avg. assets under management	$2.53 billion	$5.44 billion
About U.S. Global Investors, Inc.
U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company provides advisory, transfer agency and other services to U.S. Global Investors Funds and other clients.
With an average of $2.5 billion in assets under management for the year ended June 30, 2009, U.S. Global Investors manages domestic and offshore funds offering a variety of investment options, from emerging markets to money markets. In general, trends in assets under management are the critical drivers of revenue and earnings.

FY09 earnings, Page 3
September 10, 2009
U.S. Global Investors routinely posts corporate filings and other important information on the company’s website, www.usfunds.com.
This news release may include certain “forward-looking statements” including statements relating to revenues, expenses, and expectations regarding market conditions. These statements involve certain risks and uncertainties. There can be no assurance that such statements will prove accurate and actual results and future events could differ materially from those anticipated in such statements. All opinions expressed and data provided are subject to change without notice. Some of these opinions may not be appropriate to every investor.